Cooper-Standard Automotive Announces Fourth Quarter and Full Year 2005 Financial Results

Novi, Mich. - April 3, 2006 – Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., today announced its Fourth Quarter and Full Year 2005 financial results. The Company is a leading manufacturer of body sealing, fluid handling, and noise, vibration, and harshness (NVH) control parts for the automotive industry. For the full year 2005, its first complete year as a stand-alone company, it reported sales of $1.83 billion and net income of $8.8 million.

A summary of unaudited results are:

$Millions	Qtr-4	Qtr-4	YTD	YTD
	2004	2005	2004	2005

Net Sales	$457.8	$441.5	$1,863.6	$1,827.5
Earnings Before Taxes	$22.3	$3.2	$111.2	$11.2
Net Income	$15.8	$2.7	$78.8	$8.8

The decrease in net income was mainly attributable to interest cost related to financing the acquisition of the business in 2004 and the subsequent amortization of intangibles.

"2005 was a solid year for us in a challenging environment," said Jim McElya, president and CEO. "We successfully made the transition to a stand-alone company and delivered double-digit EBITDA margins while maintaining strong cash flow."

Key Highlights of Year 2005

•	Significant number of product launches: The company successfully launched products for the following vehicles during 2005:

o	Audi (Q7 SUV)

o	DaimlerChrysler (Dodge Caliber, Jeep Commander, and Mercedes M-Class)

o	Ford (F-Series, Fusion, Ikon, Mondeo, Mustang, and Puma)

o	General Motors (Chevy Impala, Corvette, and HHR, Cadillac DTS & Seville, GMT 900 Truck & SUV Series, GMT Equinox, Opel Corsa and Meriva, and Saab 93)

o	Honda (Civic)

o	Jaguar (S-TYPE and XJ)

o	Land Rover (LR3)

o	Mitsubishi (Eclipse)

o	Nissan (Altima, Armada, Frontier/Xterra, Pathfinder, and Titan)

o	Volkswagen (Golf, LT3, Passat, and T5)

o	Volvo (C70)

•	Incremental new business awards: During the year 2005, the company was awarded incremental annualized net new business of over $211 million, of which 44 percent was from customers other than the "Big Three."

•	Awards and recognitions: In recognition of its excellence in various operational aspects, the company received the following industry-recognized credentials:

o	Ford's Silver World Excellence Award for quality, cost, and delivery performance

o	Nissan's Zero Defect Award

o	MOPAR "Best-in-Class" Award

o	Techpoint MIRA Finalist Award for Active Noise Reduction System

o	Mann + Hummel's "Supplier of the Year" Award and a "Certificate of Excellence" in recognition of 100 percent supplier performance at the company's plant at Torreon, Mexico

o	PACE Awards Honorable Mention, which sets the standard for innovation and excellence in the auto industry, for its DLO (Day Light Opening) body sealing module

o	DaimlerChrysler 2005 Gold Awards in recognition of outstanding performance for all three divisions of Cooper-Standard Automotive

•	Acquisitions and other strategic alliances

o	In July 2005, strengthened its fluid systems business through the acquisition of Gates' automotive hose business in Mexico

o	In December 2005, purchased a minority interest in Guyoung Technology Co. Ltd., a Korea-based Tier One automotive supplier, providing further access to the leading Korea-based OEMs

o	In December 2005, signed an agreement with ITT Industries to purchase its automotive Fluid Handling Systems Division. This acquisition was completed in early February 2006, and elevated Cooper-Standard to the number two position in the global fluid handling systems arena, broadening both its product and customer bases

Comparison of full year 2005 to full year 2004

For the full year 2005, sales were down 1.9 percent from 2004 mainly due to reduced volume from the Big Three OEMs. This reduced volume, coupled with higher raw material prices, resulted in lower gross margins for 2005. The company's dedicated effort in continuing Lean initiatives and achieving savings from restructuring, helped maintain double-digit EBITDA margins. Net income for 2005 was $8.8 million compared to $78.8 million in 2004. Net income for 2005 was impacted by acquisition-related interest and amortization of $94.8 million compared to $8.1 million in 2004.

EBITDA for the full year was at $189.0 million compared to $196.6 million during 2004. After adjustments for unrealized foreign exchange losses on acquisition-related indebtedness, restructuring, and purchase accounting-related tooling and inventory revaluation, Adjusted EBITDA was $203.3 million. This was 11.1 percent of sales compared to 12.3 percent in 2004. The reduced margin was attributable to increased raw material cost.

In spite of the higher cash interest, the company generated positive cash flow of $113.0 million from its operating activities. After capital expenditures of $54.5 million, the resulting free cash flow of $58.5 million made it possible for the company to fund two investments and meet its working capital needs internally without having to draw on its $125 million revolver facility.

The company's debt structure consists primarily of bank term loans and notes. As of December 2005, the outstanding balance on all its term loans was $344.5 million; $200 million for the senior notes, and $350 million for the senior subordinated notes. The company also has a $125 million revolving credit facility, which was unutilized as of December 2005 except for $16 million in letters of credit for various obligations.

Comparison of fourth quarter 2005 to 2004

Sales in the fourth quarter 2005 were 3.6 percent lower than the same period in 2004 mainly due to production volume from its key customers. The Company continued to experience higher raw material costs during the period. Net income was $2.7 million, significantly lower than $15.8 million in 2004, mainly due to interest on acquisition-related indebtedness and amortization of intangibles. Fourth quarter 2005 net interest expense was $17.2 million compared to 2004 net interest of only $5.8 million.

EBITDA during the fourth quarter of 2005 was $50.7 million compared to $48.4 million during the fourth quarter of 2004. After accounting for the adjustments relating to purchase accounting and acquisition-related indebtedness, Adjusted EBITDA for the fourth quarter in 2005 was $54.3 million compared to $53.6 million in the last quarter of 2004.

Cash generated from operating activities during the fourth quarter of 2005 was $31.2 million and after capital spending of $21.8 million, free cash-flow was $9.4 million.

Adjusted EBITDA Reconciliation:

	Qtr-4	Qtr-4	YTD	YTD
$Millions	2004	2005	2004	2005

Net Income*	$15.8	$2.7	$78.8	$8.8
Provision for Income Taxes	6.6	0.5	32.4	2.4
Interest Expense	5.8	17.2	7.5	66.6

EBIT	$28.2	$20.4	$118.6	$77.8
Depreciation and Amortization	20.2	30.3	77.9	111.2

EBITDA	$48.4	$50.7	$196.6	$189.0

Restructuring	3.9	2.1	21.2	$3.0
Production Move (1)	—	—	3.3	—
Foreign Exchange Loss/(Gain) (2)	(3.3)	0.5	(3.3)	(1.6)
Corporate/Pension Charges (3)	1.6	—	9.4	0
Inventory Write-up (4)	0.4	—	0.4	9.8
Tooling Write-up (5)	—	0.1	—	2.2
Purchase & Acquisition Net Costs (6)	2.6	—	2.6	—
Other (7)	—	0.9	—	0.9
Adjusted EBITDA	$53.6	$54.3	$230.2	$203.3

*	Net income in 2005 was impacted by acquisition-related interest and amortization not applicable in 2004.

(1)	Non-recurring costs from the movement of Cleveland facility OEM production to other facilities

(2)	Unrealized foreign exchange losses (gain) on acquisition-related indebtedness

(3)	Pro Forma adjustment for prior corporate charges and amortized pension losses

(4)	A one-time write-up of inventory to fair value at the date of acquisition

(5)	Purchase accounting effect to tooling projects

(6)	Stock grants, signing bonuses, transition costs, and acquisition fees

(7)	Review (since terminated) of potential transaction

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with certain debt covenants. The Adjusted EBITDA may vary slightly from the amount used in calculating covenant compliance due to the classification of joint venture equity earnings. EBITDA should not be construed as income from operations or net income, as determined by generally accepted accounting principles. Other companies may report EBITDA differently.
For further detail, refer to the company's annual report on Form 10-K filed with the Securities and Exchange Commission from a link posted on the company's website at: www.cooperstandard.com.

About Cooper Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., specializes in the manufacture and marketing of systems and components for the global automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc.

employs more than 16,000 across 63 facilities in 14 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners 2000.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

GS Capital Partners 2000 and affiliated funds (collectively, "GSCP 2000") currently serves as Goldman Sachs' primary investment vehicle for direct private equity investing. Goldman Sachs, directly and indirectly through its various Principal Investment Area managed investment partnerships, has invested over $16 billion in over 500 companies since 1986 and manages a diversified global portfolio.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors, which may cause the actual results to differ materially from those projected, stated, or implied, depending on many factors, including, without limitation: out substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers' needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners' interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statement. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

Contact for Media:
Barry Von Lanken, Cooper-Standard Automotive, (260) 927-3213, automotiveinfo@cooperstandard.com

Contact for Analysts:
Scott Finch, Cooper-Standard Automotive, (248) 596-6031, shfinch@cooperstandard.com